EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference, in this Registration Statement on Form S-8 of our report dated March 29, 2011, relating to the consolidated financial statements of Cord Blood America, Inc., and Subsidiaries appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. Our report relating to the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

Rose, Snyder & Jacobs
A Corporation of Certified Public Accountants

Encino, California
May 31, 2011